Document Number
20170107004-72
Filing Date and Time
03/10/2017 12:05 PM
Entity Number
C15662-2002

         Certificate of Amendment
          (pursuant to NRS 78.385 and 78.390)

     Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

1. Name of corporation:

MK Automotive, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The name of the company shall not be named, "Clikia Corp."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: unanimous

4. Effective date and time of filing: (optional) Date: 3/10/2017 Time:

5. Signature: (required)

X /s/ DAVID LOFLIN
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.